Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)— September 16, 2022

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.050500 per unit, payable on October 17, 2022 to unitholders of record on September 30, 2022. The net profits interest calculation represents reported oil production for the month of June 2022 and reported natural gas production during May 2022. The calculation includes accrued costs incurred in July 2022.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	37,873	1,262	287,116	9,262	$110.92	$6.85
Prior Month	37,350	1,205	297,117	9,904	$107.77	$5.37

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $4.2 million for the current month on realized wellhead prices of $110.92/Bbl, up $0.2 million from the prior month’s oil cash receipts.

Recorded natural gas cash receipts from the Underlying Properties totaled $2.0 million for the current month on realized wellhead prices of $6.85/Mcf, up $0.4 million from the prior month.

Total accrued operating expenses for the period were $2.6 million, a decrease of $0.1 million from the prior period. Capital expenditures decreased $0.8 million from the prior period to $0.9 million.

Given the increase in rig count and operator activity on the Underlying Properties, COERT Holdings 1 LLC (the “Sponsor”) has notified the Trustee that it is withholding $0.3 million from the current month’s net profits to be added to the Sponsor’s previously established cash reserve for approved, future development expenses this year. With this addition, the total reserve is currently approximately $1.0 million. This reserve is intended to fund an expected increase in development expenses; however, if those expenses are ultimately delayed or are less than expected, or if the outlook changes, amounts reserved but unspent will be released as an incremental cash distribution in a future period.

Capex Drilling Activity Recap and Update

In light of the incurred, announced and/or expected capital expenditures resulting from increased operator activity in 2022, below is a summary of the current status of certain notable capital projects recently undertaken on the Underlying Properties. The following table is not intended to be a comprehensive list reflecting all capital expenditures to date. As a reminder, there can often be a several-month delay from the time of capital expenditures to the time of production and cash flows attributable to the Underlying Properties, especially given the non-operated nature of the Underlying Properties.

Operator	Region	Number of Wells	Underlying Properties Working Interest	Project	Status
Large Cap Major	Haynesville	2	2.5%	D&C New Drills	1 Drilled, Awaiting Completion; 1 Pre-Drill
Large Cap E&P 1	Midland	5	6.6%	D&C New Drills	Producing, Awaiting First Revenues
Large Cap E&P 2	Conventional Permian	N/A (Field)	0.8%	New Drills / Workovers	In-process/ Continual Program
Large Private E&P	Haynesville	1	17.2%	Refrac	Producing, Awaiting First Revenues
PE-Backed Private 1	Delaware	8	5.4%	D&C New Drills	4 Producing, Awaiting First Revenues; 4 Pre-Drill
PE-Backed Private 2	Delaware	3	0.8%	D&C New Drills	Producing, Awaiting First Revenues
PE-Backed Private 3	Delaware	3	0.8%	D&C New Drills	Drilling In-Process
Private E&P 1	Conventional Permian	3	24.0%	New Drills / Workovers	Producing, Awaiting First Revenues
Private E&P 2	Haynesville	3	3.6%	Refrac	In-Process

In addition, the Sponsor now expects that the 2022 capital expenditure program will be between $10 million and $15 million attributable to the Underlying Properties, or between $8 million and $12 million net to the Trust’s 80% Net Profits Interest, an increase from the previously disclosed expected capital expenditure program of $6 million to $8 million, or $4.8 million to $6.4 million net to the Trust’s 80% Net Profits Interest.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, expectations regarding the cash reserve for future development expenses and expectations regarding current and future capital expenditures and development activities on the Underlying Properties. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which have experienced significant fluctuation since the beginning of 2020 as a result of a variety of factors that are beyond the control of the Trust and the Sponsor. Low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the effect, impact, potential duration or other implications of the COVID-19 pandemic. In addition, future monthly capital expenditures may exceed the average levels experienced in 2021 and prior periods. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 25, 2022. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555